UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 19, 2014

TIME INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36218	13-3486363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1271 Avenue of the Americas

New York, New York 10020

(Address of Principal Executive Offices) (Zip Code)

212-522-1212

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Certain Directors; Election of Directors

On May 19, 2014, Time Warner Inc. (“Time Warner”), the sole stockholder of Time Inc. (the “Company”), elected Ronald S. Rolfe to serve as a director of the Company, and the board of directors of the Company (the “Board”) elected Mr. Rolfe as a member of the Audit and Finance Committee of the Board, in each case effective at 11:59 p.m. EDT on May 20, 2014. In accordance with New York Stock Exchange rules, these elections took place prior to May 21, 2014 (the date on which when-issued trading of the Company’s common stock, par value $0.01 per share, commenced on the New York Stock Exchange). In addition, on May 19, 2014, the Board elected Mr. Rolfe as a member of both the Compensation Committee and the Nominating and Governance Committee of the Board, in each case effective at 11:59 p.m. EDT on June 5, 2014. In accordance with New York Stock Exchange rules, Mr. Rolfe’s election to these committees will be effective prior to June 6, 2014 (the date on which the distribution of the Company’s common stock by Time Warner in the previously announced spin-off (the “Spin-off”) of the Company from Time Warner is scheduled to occur (the “Distribution Date”)). Mr. Rolfe’s membership on both the Compensation Committee and the Nominating and Governance Committee will terminate automatically at 11:59 p.m. EDT on the Distribution Date. Mr. Rolfe will be succeeded on the Compensation Committee and the Nominating and Governance Committee by other independent directors, as described below.

On May 20, 2014, each of Jeffrey L. Bewkes and Howard M. Averill tendered his resignation as a member of the Board, effective at 11:59 p.m. EDT on the Distribution Date.

On May 20, 2014, Time Warner elected David A. Bell, John M. Fahey, Jr., Manuel A. Fernandez, Dennis J. FitzSimons, Betsy D. Holden, Kay Koplovitz, J. Randall MacDonald and Sir Howard Stringer to serve as directors of the Company, effective at 12:01 a.m. EDT on June 7, 2014. The Board also appointed Mr. Fahey as the Lead Independent Director when he becomes a director.

Also on May 20, 2014, the Board elected, in each case effective at 12:01 a.m. EDT on June 7, 2014, each of Messrs. Fahey, FitzSimons, and Fernandez and Ms. Holden to serve as members of the Audit and Finance Committee of the Board along with Mr. Rolfe. In addition, the Board elected, in each case effective at 12:01 a.m. EDT on June 7, 2014, Messrs. Bell and FitzSimons, Mmes. Holden and Koplovitz and Sir Howard Stringer to serve as members of the Compensation Committee of the Board and Messrs. MacDonald, Fahey and Fernandez, Ms. Koplovitz and Sir Howard Stringer to serve as members of the Nominating and Governance Committee of the Board.

In accordance with Securities and Exchange Commission rules, the Company previously disclosed in the section titled “Certain Relationships and Related Party Transactions” in the Company’s Information Statement filed as Exhibit 99.1 to Amendment No. 4 to the Company’s Registration Statement on Form 10, filed with the Securities and Exchange Commission on May 8, 2014, that Mr. Fahey served as the Chief Executive Officer of the National Geographic Society until December 2013. During 2013, the Company provided magazine fulfillment services, in addition to newsstand distribution services, to the National Geographic Society. The Company was paid approximately $15.5 million for these services. During 2013, the Company paid approximately $4.3 million to the National Geographic Society primarily in connection with the Company’s sales of National Geographic magazine subscriptions.

Item 8.01.	Other Events.

On May 22, 2014, the Company announced that it intends to relocate its corporate headquarters in late 2015 to 225 Liberty Street in downtown Manhattan. A copy of the press release is included as Exhibit 99.1.

Caution Concerning Forward-Looking Statements

This Current Report on Form 8-K includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding the Distribution Date and the Company’s plans to relocate its corporate headquarters. These statements are based on the Company’s current expectations and beliefs, and are subject to uncertainty and changes in circumstances, including, but not limited to, the successful completion of the Spin-off. More detailed information about these factors may be found in filings by the Company with the Securities and Exchange Commission, including its Registration

Statement on Form 10, including amendments thereto and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter the forward-looking statements contained in this document, whether as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

99.1	Press release issued May 22, 2014 by Time Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME INC.

By:	/s/ Lawrence A. Jacobs
	Name:	Lawrence A. Jacobs
	Title:	Executive Vice President, General Counsel and Secretary

Date: May 23, 2014

EXHIBIT INDEX

Exhibit	Description

99.1	Press release issued May 22, 2014 by Time Inc.